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                                                                       EXHIBIT 5

                       [LETTERHEAD OF ALSTON & BIRD LLP]

                                January 9, 1998

FLAG Financial Corporation
101 North Greenwood Street
LaGrange, Georgia 30204

Ladies and Gentlemen:

     This opinion is given in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, by FLAG Financial Corporation, a corporation organized and existing under the laws of the State of Georgia ("FLAG"), with respect to the registration under the Securities Act of 1933, as amended, of 1,012,284 shares of the $1.00 par value common stock of FLAG (the "FLAG Common Stock").

     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the shares of FLAG Common Stock will, upon their issuance and sale in accordance with the Registration Statement, be duly authorized, validly issued, fully paid, and nonassessable under the Georgia Business Corporation Code.

     We consent to the use of this opinion and to the reference made to the firm in the Joint Proxy Statement/Prospectus of FLAG and Middle Georgia Bankshares, Inc. constituting part of the Registration Statement.

                                          ALSTON & BIRD LLP

                                          By:   /s/ DAVID E. BROWN, JR.
                                          --------------------------------------
                                               David E. Brown, Jr., Partner